Exhibit 10.86
EMPLOYMENT AGREEMENT
This AGREEMENT (the “Agreement”) is entered into as of March 17, 2011 (the “Commencement Date”) by and between Peabody Energy Corporation, a Delaware corporation (the “Company”), and Jeane L. Hull (“Executive”).
RECITALS
To induce Executive to serve as the Company's Executive Vice President Technical Services, the Company desires to provide Executive with compensation and other benefits on the terms and subject to the conditions set forth in this Agreement.
Executive is willing to accept such employment and perform services for the Company, on the terms and subject to the conditions hereinafter set forth.
It is therefore hereby agreed by and between the parties as follows:
1. Employment.

1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as Executive Vice President Technical Services. In such capacity, Executive shall report to the Chairman and Chief Executive Officer (the “Chairman and CEO”) and shall have the customary powers, responsibilities and authority of executives holding such positions in corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Chairman and CEO or other senior executive of the Company.

1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Executive Vice President Technical Services commencing as of the Commencement Date and agrees, subject to any period of vacation or other approved leave, to devote his or her full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the Chairman and CEO.

1.3 Subject to Executive's compliance with all of the provisions of the Company's code of conduct and other policies, nothing in this Agreement shall preclude Executive from engaging in charitable work and community affairs, from delivering lectures, fulfilling speaking engagements or teaching at educational institutions, from managing any investment made by him or her or his or her immediate family with respect to which Executive is not substantially involved with the management or operation of the entity in which Executive has invested (provided that no such investment in publicly traded equity securities may exceed five percent (5%) of the equity of any entity without the prior written approval of the Chairman and CEO) or from serving, subject to the prior written approval of the Chairman and CEO, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his or her duties hereunder. For purposes of the preceding sentence, any approval by the Chairman and CEO required therein shall not be unreasonably withheld.

2. Term of Employment. Executive's term of employment under this Agreement shall commence on the Commencement Date and continue for three (3) years, subject to earlier termination as provided in the Agreement (the “Term of Employment”). The Agreement automatically will renew for a one (1)-year period at the end of the initial Term of Employment and, if applicable, any renewal period, unless either the Company or Executive notifies the other party of the intention not to renew the Agreement in writing at least ninety (90) days before the end of the applicable period.

3. Compensation.

3.1 Salary. During the Term of Employment, the Company shall pay Executive a base salary (“Base Salary”) at the initial rate of $460,000. Such Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Compensation Committee of the Company's Board of Directors (the “Compensation Committee”) and/or the Chairman and CEO shall review Executive's Base Salary in good faith, at least annually, in accordance with the Company's customary procedures and practices regarding the salaries of senior executives, and may adjust Executive's Base Salary following such review. “Base Salary” for all purposes herein shall be deemed to be a reference to the Base Salary in effect as of any date that requires the determination of Executive's Base Salary hereunder.

3.2 Annual Bonus.

(a)    In addition to Base Salary, Executive shall, commencing in 2011 and continuing for each calendar year thereafter during the Term of Employment, be eligible to receive an annual cash bonus (the “Bonus”) in accordance with a program developed by the Compensation Committee and/or the Chairman and CEO, based on achievement of performance targets established by the Compensation Committee and/or the Chairman and CEO as soon as practicable at or after the beginning of the calendar year to which the performance targets relate. The performance targets for the 2011 Bonus shall be determined before or as soon as practicable after the Commencement Date. Executive's Bonus opportunity for the 2011 fiscal year is 80% of his or her Base Salary. The Compensation Committee and/or the Chairman and CEO shall review Executive's Bonus opportunity in good faith from time to time in accordance with the Company's customary procedures and practices regarding the bonus opportunities of senior executives, and may adjust Executive's Bonus opportunity following such review. “Bonus” for all purposes herein, except as otherwise specifically stated, shall be deemed to be a reference to the Bonus opportunity in effect as of any date that requires the determination of Executive's Bonus hereunder.
(b)    A Bonus award for any calendar year shall be payable to Executive at the time bonuses are paid to executive officers for such calendar year in accordance with the Company's policies and practices, but in no event later than March 15 of the calendar year following the later of (i) the calendar year in which the Bonus is earned or (ii) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance in effect thereunder (collectively, “Section 409A”).

3.3 Equity-Based Compensation.
(a)    Periodic Awards. Executive shall be eligible to receive, from time to time during the Term of Employment, equity-based compensation awards under the Company's equity incentive plan(s) (the “Long-Term Incentive Awards”). Any such Long-Term Incentive Awards shall be governed by separate grant agreements. The grant date value for Executive's Long-Term Incentive Awards for the 2011 fiscal year is 200% of his or her Base Salary. The Compensation Committee and/or the Chairman and CEO shall review the grant date value of Executive's Long-Term Incentive Awards in good faith from time to time in accordance with the Company's customary procedures and practices regarding the long-term incentive awards of senior executives, and may adjust the grant date value of future Long-Term Incentive Awards to Executive following such review. “Long-Term Incentive Award” for all purposes herein, except as otherwise specifically stated, shall be deemed to be a reference to the grant date Long-Term Incentive Award value in effect as of any date that requires the determination of Executive's Long-Term Incentive Award value hereunder or under any grant agreement.
(b)    Inducement Award. In conjunction with the execution of this Agreement, the Company and Executive expect to enter into a Restricted Stock Agreement in substantially the form attached hereto as Exhibit A.
4. Employee Benefits.
4.1 Employee Benefit Programs, Plans and Practices; Perquisites. The Company shall provide Executive with employee benefits and perquisites at a level (a) commensurate with his or her position in the Company and (b) at least as favorable to Executive as the arrangements the Company provides to its other senior executives that are in effect and open to new participants on the Commencement Date, including retirement benefits, health and welfare benefits, the Continuation Benefits (as defined in Section 6.2(b)(ii)(B)(II)), directors and officers insurance and/or an indemnification agreement that covers claims arising out of actions or inactions occurring during the Term of Employment, and other employee benefits and perquisites which the Company may make available to its senior executives from time to time in its discretion on and after the Commencement Date. Executive's rights, if any, under any employee benefit plans or programs of the Company as of the Commencement Date shall continue in accordance with plan or program terms as in effect at any given time.
4.2 Vacation. Executive shall be entitled to the number of business days paid vacation in each calendar year as determined in accordance with the Company's applicable vacation policies, which shall be taken at such times as are consistent with Executive's responsibilities hereunder.
5. Expenses. Subject to prevailing Company policy or guidelines, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his or her duties on behalf of the Company, provided that payment or reimbursement of expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year and no such right to payment or reimbursement shall be subject to liquidation or exchange for another benefit.

6. Termination of Employment.
6.1 Termination of Employment for Any Reason. Except as otherwise specifically provided in this Agreement, the Company or Executive may terminate Executive's Term of Employment at any time for any reason by written notice to the other party at least thirty (30) days in advance of the date of termination of Executive's employment. In the event of a termination of Executive's employment for any reason during the Term of Employment, the Company shall pay to Executive:
(a)     within five (5) business days following the date of termination of Executive's employment, a lump sum that includes: (i) Executive's Base Salary earned on or prior to the date of such termination but not yet paid to Executive in accordance with the Company's customary procedures and practices for the payment of executive salaries; (ii) any business expenses incurred by Executive and properly submitted for reimbursement, but not yet reimbursed by the Company under Section 5 above as of the date of such termination; and (iii) any vacation time accrued but unused as of the date of such termination;
(b)     any benefits accrued and vested under any of the Company's employee benefit programs, plans and practices on or prior to the date of termination of Executive's employment; and
(c)    if Executive's employment terminates due to retirement (as defined in the applicable plan), a prorated bonus for the calendar year of termination of Executive's employment, calculated as the Bonus Executive would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days during the calendar year of termination that Executive was employed and the denominator of which is the total number of business days during the calendar year of termination. Such bonus shall be payable when annual Bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the later of (i) the calendar year in which the Bonus is earned or (ii) the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.
The amounts described in (a) and (b) above are collectively referred to herein as the “Accrued Obligations” and shall be paid in accordance with the terms of such Company programs, plans and practices. The Accrued Obligations shall be paid in addition to any amounts payable under any other provision of this Section 6 due to the termination of Executive's employment. Any business expenses incurred by Executive before his or her employment termination date and properly submitted for reimbursement before or within ninety (90) days after the employment termination date shall be processed and paid in accordance with Section 5.
6.2 Termination by the Company without Cause or Termination by Executive for Good Reason.
(a)     Notice Requirements.
(i)    General. Except as otherwise provided in paragraph (ii) below with respect to a Good Reason termination, the Company or Executive may terminate Executive's Term of Employment at any time for any reason by written notice to the other party at least thirty (30) days in advance of the date of termination of Executive's employment.
(ii)    Good Reason Notice Requirements and Cure Period. If Executive terminates his or her employment during the Term of Employment for Good Reason (as defined in Section 6.2(d) hereof), Executive shall provide written notice to the Company at least forty-five (45)

days in advance of the date of termination, such notice shall describe the conduct Executive believes to constitute Good Reason and the Company shall have the opportunity to cure the Good Reason within thirty (30) days after receiving such notice. If the Company cures the conduct that is the basis for the potential termination for Good Reason within such thirty (30)-day period, Executive's notice of termination shall be deemed withdrawn. If Executive does not give notice to the Company as described in this Section 6.2(a)(ii) within ninety (90) days after an event giving rise to Good Reason, Executive's right to claim Good Reason termination on the basis of such event shall be deemed waived.
(b)    Severance Benefits.
(i)    Severance Payment. If Executive's employment is terminated during the Term of Employment (for the avoidance of doubt, the term “terminated” does not include non-renewal of this Agreement):
(A)     by the Company for a reason other than Cause (as defined in Section 6.3(b) hereof), Disability (as defined in Section 6.4 hereof) or death, or
(B)     by Executive for Good Reason (as defined in Section 6.2(d) hereof), and such termination constitutes a Separation from Service (as defined in Section 6.2(c) hereof), the Company, as severance, shall pay to Executive an amount (the “Severance Payment”) equal to the total of:
(I)    two (2) times Executive's Base Salary; plus
(II)    an additional amount equal to two (2) times the annual average of the actual Bonus awards paid to Executive by the Company for the three (3) calendar years preceding the date of Executive's employment termination (or, if Executive has not been employed by the Company for three (3) full calendar years as of the date his or her employment is terminated, for the two (2) calendar years or one (1) calendar year, as applicable, for which he or she has been so employed and eligible to receive a Bonus); plus
(III)    two (2) times six percent (6%) of Executive's Base Salary (to compensate Executive for Company contributions he or she otherwise might have received under the Company's retirement plan).
The Company shall pay to Executive (x) one-half (½) of such Severance Payment in a lump sum payment on the earlier to occur of Executive's death or the first business day immediately following the six (6)-month anniversary of Executive's Separation from Service and (y) the remaining one-half (½) of the Severance Payment in six (6) substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment.
(ii)    Prorated Bonus and Continuation Benefits. In addition, if Executive's employment is terminated:
(A)     by the Company for a reason other than Cause (as defined in Section 6.3(b) hereof), Disability (as defined in Section 6.4 hereof) or death, or
(B)     by Executive for Good Reason (as defined in Section 6.2(d) hereof),

and such termination constitutes a Separation from Service, the following provisions shall apply:
(I)    Prorated Bonus. The Company shall pay to Executive a prorated bonus (the “Prorated Bonus”) for the calendar year of termination of Executive's employment, calculated as the Bonus Executive would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of business days during the calendar year of termination that Executive was employed and the denominator of which is the total number of business days during the calendar year of termination. The Prorated Bonus shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the later of (aa) the calendar year in which the Bonus is earned or (bb) the calendar year in which the Bonus is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A.
(II)    Continuation Benefits. Executive shall be entitled to continuation of group health coverage (including medical, dental, and vision benefits, to the extent permitted under the applicable plan) and the health care flexible spending account (to the extent required to comply with COBRA continuation coverage requirements) (collectively, the “Continuation Benefits”) in accordance with the applicable plan terms for a period of up to eighteen (18) months following the date of Executive's Separation from Service (the “Benefit Continuation Period”); provided, however, that Executive pays the full cost of his or her coverage under such plans, except that Executive shall pay only the required contributions for any health care continuation coverage required to be provided to or on behalf of Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), on the same basis as any other plan participant electing similar COBRA continuation coverage under the Company health plan; and provided, further, that any such coverage shall terminate to the extent that Executive is offered or obtains comparable benefits from any other employer during the Benefit Continuation Period. Executive shall be reimbursed by the Company, on an after-tax basis, for his or her cost of the Continuation Benefits (except that the reimbursement for his or her required contributions for COBRA health care continuation coverage shall be reduced by an amount equal to the cost paid by an active employee for similar coverage under the Company health plan). The amount of expenses eligible for reimbursement or Continuation Benefits provided during one calendar year shall not affect the expenses eligible for reimbursement or amount of Continuation Benefits provided during a subsequent calendar year (except with respect to health plan maximums imposed on the reimbursement of expenses referred to in Code Section 105(b)), the right to reimbursement or Continuation Benefits may not be exchanged or substituted for other forms of compensation to Executive, and any reimbursement or payment under the Continuation Benefits arrangements will be paid in accordance with applicable plan terms and no later than the last day of the calendar year following the calendar year in which Executive incurred the expense giving rise to such reimbursement or payment.

(iii)    Forfeiture. Notwithstanding the foregoing, if Executive breaches any provision of Section 12 hereof, the remaining balances of the Severance Payment, the Prorated Bonus, and any Continuation Benefits shall be forfeited.
(c)    “Separation from Service.” For purposes of this Agreement, the term “Separation from Service” means a “separation from service” as such term is defined under Section 409A. The terms “terminate,” “termination,” “termination of employment,” and variations thereof, when used in this Agreement in connection with Executive's employment, are intended to mean a termination of employment that constitutes a Separation from Service. For purposes of the determination of whether Executive has had a “separation from service” as described under Section 409A, the terms “Company,” “employer” and “service recipient” mean Peabody Energy Corporation and any affiliate with which Peabody Energy Corporation would be considered a single employer under Code Section 414(b) or (c), provided that, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of a definition of “Company,” “employer” or “service recipient” for purposes of determining a “separation from service” is based upon legitimate business criteria, in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
(d)    “Good Reason.” For purposes of this Agreement, the term “Good Reason” means:
(i)     a reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed ten percent (10%) in one year or fifteen percent (15%) in the aggregate over three (3) consecutive years, by the Company in Executive's Base Salary from that in effect immediately prior to the reduction (in which event the Severance Payment shall be calculated based on Executive's Base Salary in effect immediately prior to any such reduction);
(ii)     a reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in Executive's Bonus opportunity and Long-Term Incentive Award grant date value used to establish Bonus opportunities or Long-Term Incentive Awards, respectively, from time to time, from those in effect immediately prior to any such reduction (in which event any portion of the Severance Payment that relates to Bonus or Long-Term Incentive Awards shall be calculated based on the Bonus opportunity or Long-Term Incentive Award grant date value, as applicable, in effect immediately prior to any such reduction);
(iii)    a material reduction in the aggregate program of employee benefits and perquisites to which Executive is entitled (other than a reduction that generally affects all executives);
(iv)     relocation of Executive's primary office by more than 50 miles from the location of Executive's primary office as of the date of this Agreement;
(v)     any material diminution or material adverse change in Executive's duties or responsibilities;
(vi)    a breach by the Company of a material provision of this Agreement; or
(vii)    a failure on the part of the Company to obtain a written assumption of its obligations under this Agreement by a successor owner of substantially all of the Company's assets in connection with a merger, consolidation, asset sale, liquidation, combination or other similar transaction.
Any amounts due to Executive in connection with a termination of employment shall be computed without giving effect to any changes that give rise to Good Reason.
6.3    Voluntary Termination by Executive; Discharge for Cause.

(a)     In the event that Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined, in which event no advance written notice is required, or (ii) by Executive for a reason other than Good Reason, Disability or death, the Company shall pay to Executive only the Accrued Obligations.
(b)    As used herein, the term “Cause” means:
(i)     any material and uncorrected breach by Executive of the terms of this Agreement, including, but not limited to, engaging in action in violation of Section 12 hereof;
(ii)     any willful fraud or dishonesty of Executive that has a material detrimental effect on (a) the reputation or business of the Company or any of its subsidiaries or affiliates or (b) Executive's reputation or performance of his or her duties to the Company or any of its subsidiaries or affiliates;
(iii)     a deliberate or willful refusal or failure of Executive to comply with any major corporate policy of the Company which is communicated to Executive in writing; or
(iv)     Executive's conviction of, or plea of nolo contendere to, any felony if such conviction results in his or her imprisonment or has a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates;
provided that with respect to clause (i) or (iii) above, Executive shall have ten (10) days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct to prevent termination for Cause by the Company. If Executive cures the conduct that is the basis for the potential termination for Cause within such ten (10)-day period, the Company's notice of termination shall be deemed withdrawn. Except for violations of Section 12 hereof or termination under Section 6.3(b)(iv) above, only actions, conduct and events occurring during the Term of Employment with the Company shall be the subject of a termination for Cause. In the event that Executive is terminated for failure to meet performance goals, such termination shall be considered a termination without Cause for purposes of his or her right to receive the Severance Payment, the Prorated Bonus and the Continuation Benefits.

6.4    Disability.
(a)    In the event of the Disability (as defined in (b) below) of Executive during the Term of Employment, the Company may terminate Executive's Term of Employment upon written notice to Executive (or Executive's personal representative, if applicable) effective upon the date of receipt thereof (the “Disability Commencement Date”). The Company shall pay to Executive the Accrued Obligations as provided in Section 6.1 hereof, and the Prorated Bonus when such bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which Executive's employment terminated.
(b)    The term “Disability,” for purposes of this Agreement, generally shall mean Executive's absence from the full-time performance of Executive's duties pursuant to a reasonable determination made in accordance with the Company's long-term disability plan that Executive is disabled and entitled to long-term disability benefits as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six (6) months.
6.5     Death. In the event of Executive's death during the Term of Employment or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, the Company shall pay to Executive's beneficiary(ies) (to the extent so designated by Executive) or his or her estate (to the extent that no such beneficiary has been designated) the Accrued Obligations as provided in Section 6.1 hereof, and the Prorated Bonus when such bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which Executive's employment terminated.
6.6     No Further Notice or Compensation or Damages. Executive understands and agrees that he or she shall not be entitled to any further notice, compensation or damages upon termination of employment under this Agreement, other than amounts specified in Section 4, this Section 6, any ancillary documents or any plan, program or arrangement of the Company.
6.7     Executive's Duty to Provide Materials. Upon the termination of Executive's employment for any reason, Executive or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his or her control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.
7.     Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Chairman and Chief Executive Officer
Peabody Energy Corporation
701 Market Street, Suite 900
St. Louis, Missouri 63101-1826

To Executive at the most recent address set forth in the Company's personnel records.

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given.
8. Severability. If any provision of this Agreement is declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.
9. Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement, in writing, to any successor (whether by merger, purchase, spin-off or otherwise) to all or substantially all of the stock, assets or businesses of the Company. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs and representatives of Executive and the permitted assigns and successors of the Company.
10. Amendment. This Agreement may be amended only by written agreement of the parties hereto.
11. Code Section 409A Compliance.
(a)    This Agreement is intended to comply with Section 409A and shall, to the extent practicable, be construed in accordance therewith. Accordingly, notwithstanding anything in this Agreement to the contrary, if the Company determines that Executive is a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)) at the time of his or her Separation from Service and any amount payable to Executive under this Agreement is a deferral of compensation subject to the additional tax described in Code Section 409A(a)(1)(B) and would be considered a payment upon Executive's Separation from Service, then such amount shall not be paid before the date that is the earlier of (i) six (6) months and one (1) day after Executive's Separation from Service or (ii) Executive's death (the “Delay Period”). Upon the expiration of the Delay Period, the initial payment following the Delay Period shall include a lump sum payment equal to those payments that otherwise would have been paid if the delay had not applied, and any remaining payments due shall be payable in accordance with their original payment schedule.
(b)    If either party to this Agreement reasonably determines that any amount payable pursuant to this Agreement would result in adverse tax consequences under Section 409A (including, but not limited to, the additional tax described in Code Section 409A(a)(1)(B)), then such party shall deliver written notice of such determination to the other party, and the parties hereby agree to work in good faith to amend this Agreement so it (i) is exempt from, or compliant with, the requirements of Section 409A and (ii) preserves as nearly as possible the original intent and economic effect of the affected provisions.
12. Nondisclosure of Confidential Information; Non-Competition; Non-Solicitation.
(a)     Executive, during the Term of Employment and thereafter, will not, directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Executive's duties for the benefit of the Company or any subsidiary of the Company), any secret or confidential information regarding the business or property of the Company or its subsidiaries or regarding any secret or confidential apparatus, process, system, or other method at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries, whether or not developed, acquired, discovered or investigated by Executive. At the termination of Executive's employment or at any other time the Company or any of its subsidiaries may request, Executive shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries.
(b)    In consideration of the Company's obligations under this Agreement, Executive agrees that, during his or her employment with the Company and:
(i)     for a period of one (1) year thereafter, without the prior written consent of the Chairman and CEO, he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries; provided, however, that this paragraph (i) shall not apply if the Company does not renew this Agreement and terminates Executive's employment and Executive does not receive severance benefits from the Company; and
(ii)     for a period of two (2) years thereafter, without the prior written consent of the Chairman and CEO, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation.
(c)    For purposes of this Section 12, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this Section 12(c) or Section 12(b), nothing herein shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided that Executive's beneficial ownership of any class of securities of an entity in competition with the Company does not exceed five percent (5%) (or such higher percentage approved in writing by the Chairman and CEO) of the outstanding securities of such class.
(d)    Executive agrees that the covenant not to compete and the covenant not to solicit are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that, in the event that a court enjoins Executive from any activity prohibited by this Section 12, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his or her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.
14. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 12 hereof) or any ancillary documents shall be resolved by arbitration in St. Louis, Missouri. Three arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The arbitrators shall have the discretion to award the cost of arbitration, arbitrators' fees and the respective attorneys' fees of each party between the parties as they see fit. Notwithstanding anything in this Section 14 to the contrary, payments made under this Section 14 that are provided during one calendar year shall not affect the amount of such payments provided during a subsequent calendar year, payments under this Section 14 may not be exchanged or substituted for other forms of compensation to Executive, and any such payment will be paid within sixty (60) days after Executive prevails, but in no event later than the last day of Executive's taxable year following the taxable year in which he or she incurred the expense giving rise to such payment.
15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Missouri, without reference to rules relating to conflicts of law.
16. Effect on Prior Agreements. This Agreement and any ancillary documents contain the entire understanding between the parties hereto and this Agreement, except as provided in an ancillary document, supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.
17. Withholding. The Company shall be entitled to withhold from payments to or on behalf of Executive any amount of tax withholding required by law.
18. Currency. All dollar amounts or references contained in this Agreement and any ancillary document refer to the United States dollar.
19. Survival. Notwithstanding the expiration of the term of this Agreement, the applicable provisions of this Agreement (such as Sections 5 through 20) shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.
20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

PEABODY ENERGY CORPORATION
By	/s/ Sharon D. Fiehler
Sharon D. Fiehler
Executive Vice President and Chief Administrative Officer

EXECUTIVE
/s/ Jeane L. Hull
Jeane L. Hull

EXHIBIT A

RESTRICTED STOCK AGREEMENT

[ATTACHED]